EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE

SECOND QUARTER ENDED JULY 4, 2009

LOS ANGELES, California (August 3, 2009) — Ducommun Incorporated (NYSE:DCO) today reported results for its second quarter and first six months ended July 4, 2009.

Sales for the second quarter of 2009 increased 1% to $103.8 million from $102.9 million for the second quarter of 2008. Net income for the second quarter of 2009 was $4.6 million, or $0.44 per diluted share, compared to net income of $5.8 million, or $0.55 per diluted share, for the comparable period last year.

The increase in sales for the second quarter of 2009 from the same period last year was due to sales from the December 2008 acquisition of DynaBil Industries, Inc. (DAS-NY). Net sales from DAS-NY were $9.9 million in the second quarter of 2009. Excluding DAS-NY, sales were lower for commercial aircraft and the Apache helicopter programs in the second quarter of 2009. The Company’s mix of business in the second quarter of 2009 was approximately 58% military, 39% commercial and 3% space, compared to 58% military, 40% commercial and 2% space in the second quarter of 2008.

Gross profit, as a percentage of sales, was 19.0% in the second quarter of 2009 compared to 21.1% in the second quarter of 2008. Gross profit margins were lower in the second quarter of 2009 due to a decline in operating performance at Ducommun AeroStructures (DAS). Gross profit at DAS in the second quarter of 2009 was negatively impacted by (i) fixed overhead expenses spread across lower sales, (ii) an unfavorable change in sales mix resulting from lower Apache helicopter sales, and (iii) an inventory valuation adjustment of $782,000.

Selling, general and administration (SG&A) expenses were flat at $12.1 million, or 11.7% of sales, in both the second quarters of 2009 and 2008, notwithstanding the addition of DAS-NY.

Net income for the second quarter of 2009 decreased 21% from the second quarter of 2008 primarily due to the reasons stated above and higher interest expense on higher debt levels, partially offset by the benefit of a lower effective tax rate in the second quarter of 2009. The Company’s effective tax rate for the second quarter of 2009 was 33.0%, compared to 36.8% in the second quarter of 2008. The Company’s effective tax rate in 2009 included the benefit of research and development tax credits which were not available in the second quarter of 2008.

Sales for the first six months of 2009 increased 7% to $215.2 million from $201.5 million for the first six months of 2008. Net income for the first six months of 2009 was $7.2 million, or $0.69 per diluted share, compared to net income of $11.1 million, or $1.04 per diluted share, for the comparable period last year.

The increase in sales for the first six months of 2009 from the same period last year was due to sales from the December 2008 acquisition of DAS-NY. Net sales from DAS-NY were $21.2 million in the first six months of 2009. Excluding DAS-NY, sales were lower for commercial aircraft and the Apache helicopter programs in the first six months of 2009. The Company’s mix of business in the first six months of 2009 was approximately 60% military, 38% commercial and 2% space, compared to 58% military, 40% commercial and 2% space in the first six months of 2008.

Gross profit, as a percentage of sales, was 17.2% in the first six months of 2009 compared to 21.1% in the first six months of 2008. Gross profit margins were lower in the first six months of 2009 due to a decline in operating performance at DAS. Gross profit at DAS in the first six months of 2009 was negatively impacted by (i) an inventory reserve of $4.4 million related to the Eclipse Aviation Corporation Chapter 7 bankruptcy filing in March 2009, (ii) fixed overhead expenses spread across lower sales, (iii) an unfavorable change in sales mix resulting from lower Apache helicopter sales, and (iv) an inventory valuation adjustment of $782,000. Selling, general and administration (SG&A) expenses increased to $24.9 million, or 11.6% of sales, for the first six months of 2009, compared to $24.5 million, or 12.1% of sales, in the first six months of 2008. The increase in SG&A expenses resulted from the addition of the DAS-NY SG&A expenses, partially offset by reductions in SG&A expenses for the remainder of the Company.

Net income for the first six months of 2009 decreased 35% from the first six months of 2008 primarily due to the reasons stated above and higher interest expense on higher debt levels, partially offset by the benefit of a lower effective tax rate in the first six months of 2009. The Company’s effective tax rate for the first six months of 2009 was 33.0%, compared to 36.8% in the first six months of 2008. The Company’s effective tax rate in 2009 included the benefit of research and development tax credits which were not available in the first six months of 2008.

Joseph C. Berenato, chairman and chief executive officer, stated “Our ‘same store’ sales were down approximately $9 million from the year ago quarter. Excluding the DAS-NY acquisition, military sales were down primarily because of the previously disclosed reduction in the build rate for the Apache helicopter main rotor blade, and commercial sales were down due to general weakness in commercial aircraft markets.

“Gross profit margins decreased due to the factors described above. To counteract this decrease, we have taken numerous actions to reduce costs, including deferring salary increases for management, reducing bonus accruals, and making appropriate reductions in our work force.

“Despite a challenging market environment, we are cautiously optimistic that we will see stronger sales in the second half of 2009 than we experienced in the first half of the year, as several programs at both DAS and Ducommun Technologies (DTI) enter production and build rates increase on selected programs. The realization of our goal of higher second half sales, however, depends critically on the timely delivery of materials from our suppliers.”

Mr. Berenato continued, “In addition, we continue to pursue complementary acquisitions and new program opportunities to make Ducommun a stronger and more capable Company which is becoming more important to our expanding list of key customers.”

As previously reported, in June 2009, the Company entered into a new, five year $120 million unsecured revolving- credit facility with a syndicate of banks. The new credit facility replaced a $75 million unsecured credit facility which was scheduled to mature on April 7, 2010. The new facility matures in June 2014. “We expect to use this credit facility to continue to profitably grow Ducommun through both acquisitions and internal growth,” concluded Mr. Berenato.

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer, Anthony J. Reardon, the Company’s president and chief operating officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-277-1184 (international 617-597-5360) approximately ten minutes prior to the conference time stated above. The participant passcode is 32298379. Mr. Berenato, Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Thomson Reuters website. Conference call replay will be available after that time at the same link or at the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended July 4, 2009 for a more detailed discussion of these and other risk factors and contingencies.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Sales and Service Revenues
Product sales	$88,789	$88,592	$182,766	$172,901
Service revenues	15,036	14,273	32,414	28,622

Total	103,825	102,865	215,180	201,523

Operating Costs and Expenses:
Cost of product sales	72,230	69,739	152,202	135,973
Cost of service revenues	11,867	11,433	25,944	22,966
Selling, general & administrative expenses	12,135	12,079	24,944	24,458
Goodwill impairment	—	—	—	—

Total	96,232	93,251	203,090	183,397

Operating Income	7,593	9,614	12,090	18,126
Interest Expense	(714)	(390)	(1,353)	(593)
Income Tax Expense	(2,270)	(3,393)	(3,543)	(6,450)

Net Income	$4,609	$5,831	$7,194	$11,083

Earnings Per Share
Basic earnings per share	$0.44	$0.55	$0.69	$1.05
Diluted earnings per share	0.44	0.55	0.69	1.04

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,449	10,572	10,472	10,562
Diluted	10,481	10,684	10,500	10,671

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	July 4, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$1,264	$3,508
Accounts receivable, less allowance for doubtful accounts	55,777	50,090
Unbilled receivables	8,333	7,074
Inventories	89,106	83,157
Deferred income taxes	10,518	9,172
Other current assets	5,918	6,172

Total Current Assets	170,916	159,173
Property and Equipment, Net	61,584	61,954
Goodwill, Net	113,378	114,002
Other Assets	30,524	31,057

	$376,402	$366,186

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$4,979	$2,420
Accounts payable	32,097	35,358
Accrued liabilities	38,495	51,723

Total Current Liabilities	75,571	89,501
Long-Term Debt, Less Current Portion	46,362	28,299
Deferred Income Taxes	10,397	9,902
Other Long-Term Liabilities	13,750	14,038

Total Liabilities	146,080	141,740

Commitments and Contingencies
Shareholders' Equity:
Common Stock	106	106
Treasury Stock	(1,924)	(986)
Additional paid-in-capital	57,070	56,040
Retained earnings	179,338	173,718
Accumulated other comprehensive loss	(4,268)	(4,432)

Total Shareholders' Equity	230,322	224,446

	$376,402	$366,186